Exhibit 10.1

May 13, 2005

Mr. Michael Corwin

c/o Vyyo Inc.

4015 Miranda Ave.

Palo Alto, CA 94304

Re: Medical Leave of Absence

Dear Michael:

This shall serve to memorialize our discussions regarding your intention to take a leave of absence from the Company for medical reasons.

The leave of absence shall be an initial six-month period, commencing on or about May 15, 2005, with the option in your sole discretion, to an additional three-month period (bringing the total to a maximum of nine months).

During the leave of absence you shall not be required to perform any employment related duties to the Company other than to be available to answer any questions that may arise as to sales or operational matters from time to time. During the leave of absence period you shall remain an employee of the Company and shall continue to receive all non-compensation related benefits (such as health insurance, D&O insurance, vesting of options, etc.). However, during the leave of absence period you shall not receive your fixed annual salary nor shall you accrue additional vacation days.

At or before the end of the initial six month period you shall notify the Company whether (i) you intend to return to full-time employment and, if so, the date of your return or (ii) whether you elect to take the additional three-month leave. If you decide not to return to full-time employment you must provide the Company thirty (30) days notice of your intent not to return.

Michael, we wish you a full and speedy recovery and we look forward to your returning to full-time employment at the earliest possible opportunity.

Mr. Michael Corwin

If the above accurately reflects our understanding please sign the enclosed copy of this letter and return it to the undersigned at your earliest convenience.

Very truly yours,

/s/ Andrew Fradkin

Andrew Fradkin
General Counsel

Agreed to and accepted by:

/s/ Michael Corwin
Michael Corwin

Dated: May 13, 2005